Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Simon A. Meester, Julie A. Beck and Scott J. Posner, or any of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Terex Corporation Annual Report on Form 10-K for the year ended December 31, 2024 (including, without limitation, amendments), and to file the same with all exhibits thereto, and all document in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ Simon A. Meester	President, Chief Executive Officer and Director	January 14, 2025
Simon A. Meester	(Principal Executive Officer)

/s/ David A. Sachs	Non-Executive Chairman	January 31, 2025
David A. Sachs

/s/ Paula H.J. Cholmondeley	Director	January 22, 2025
Paula H. J. Cholmondeley

/s/ Don DeFosset	Director	January 21, 2025
Don DeFosset

/s/ Sandie O’Connor	Director	January 22, 2025
Sandie O’Connor

/s/ Christopher Rossi	Director	January 21, 2025
Christopher Rossi

/s/ Andra Rush	Director	January 22, 2025
Andra Rush

/s/ Oluseun Salami	Director	January 16, 2025
Oluseun Salami